Exhibit 99.1

PRESS RELEASE Contact: Michael Senken

Phone: (678) 384-6720

MIMEDX GROUP ANNOUNCES RECORD THIRD QUARTER RESULTS

AND RAISES REVENUE ESTIMATES FOR THE YEAR

KENNESAW, Georgia, October 29, 2012 (PR Newswire) — MiMedx Group, Inc. (OTCBB: MDXG), an integrated developer, manufacturer and marketer of patent protected regenerative biomaterials and bioimplants processed from human amniotic membrane, announced today its results for the quarter ended September 30, 2012.

Highlights of Third Quarter 2012 Results include:

•	Revenue Increased by more than 3.5 times over Third Quarter of 2011

•	Quarter over Quarter Revenue increased by 63%

•	Gross Margins Hit Record Level of 82%

The Company recorded record revenue of $8.0 million for the third quarter of 2012, a 270% or $5.8 million increase over third quarter of 2011 revenue of $2.2 million, and a 63% increase over second quarter of 2012 revenue of $4.9 million. The Company’s earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA*) for the quarter ended September 30, 2012, were $726,000, a $1.7 million improvement as compared to the Adjusted EBITDA* loss of $934,000 for the third quarter of 2011.

For the nine months ended September 30, 2012, the Company recorded revenue of $16.5 million, more than threefold increase over revenue of $5.1 million for the first nine months of 2011. The Company’s Adjusted EBITDA* for the nine months ended September 30, 2012 was $2.0 million, a $6.6 million improvement over Adjusted EBITDA* loss of $4.7 million for the first nine months of 2011.

For the 7th consecutive quarter, the Company reported improved gross profit margins. The Company’s third quarter 2012 gross margins of 82% is nearly a twenty-three percentage point improvement over third quarter of 2011 gross margins of 59%, and a six percentage point improvement over the Company’s second quarter of 2012 gross margins of 77%.

Management Commentary on Second Quarter Results

Parker H. “Pete” Petit, Chairman and CEO stated, “By all the measures that I have traditionally used, I would clearly classify this as “excellent” quarterly performance. When you can increase revenues quarter -over -quarter by more than 60%, increase gross profit margins by 5%, increase the size of your sales organization by 5 times and still maintain positive EBIDTA*, that is excellent quarterly performance. Our third quarter revenue growth was primarily attributed to our EpiFix® wound care product gaining acceptance in numerous Veterans Administration hospitals. Up to this point, our AmnioFix® tissue grafts had provided the majority of our revenue; however, we now expect sales of our EpiFix® tissue grafts to show accelerated growth, especially in wound care. While we are pleased with the prolific growth we achieved in the third quarter, I want to make it very clear that management does not expect revenue to grow at a 60 plus percent quarter- over -quarter rate.

We believe that our growth will be very robust, but that the incremental quarter- over- quarter rate we saw last quarter is not going to be achievable in the ensuing quarters. However, we are confident we will exceed the upper end of our previous 2012 revenue goal of $25 million.”

The Company reported that prior to the start of the third quarter, it embarked on a strategy to aggressively establish its direct sales force to serve the VA hospitals. “We recognized the significant and timely opportunity we had available to us to increase our presence in the VA hospitals where the reimbursement process for our grafts is well established. Late in the second quarter, we added a sales executive to head up the government sector of our sales force. Throughout the third quarter, we added 19 additional members to that government- focused team of sales executives. With only a partial quarter of activity under our belt, the sales results from our government sales team is dramatic: The professionalism of our sales team and the clinical and cost effectiveness of our grafts will enable strong revenue and profit growth in the future,” said Petit.

“This is the fourth quarter in a row where we met or exceeded our revenue goals, with our latest quarter exceeding our revenue goal by a significant margin,” commented Bill Taylor, President and COO. “If you add to this, the results of our first EpiFix® Randomized Controlled Trial, where 92% of the patients treated with EpiFix® fully healed in six weeks, I think it is safe to say we had a fantastic quarter. Additionally, we have significantly improved the quality and depth of our and organization, particularly in the sales and management functions, and we are well-positioned for continued strong growth over the coming quarters.”

As the Company continues to receive impressive results from studies currently underway to validate the clinical and cost effectiveness of its EpiFix® grafts, used externally, and its AmnioFix® grafts, which are used internally for surgical procedures, MiMedx expects to see reimbursement coverage broaden among commercial health insurance plans and Medicare intermediaries. “We received the Medicare C-code for our EpiFix® grafts on January 1, 2012; however, the various Medicare intermediaries generally do not reimburse products in this category without additional clinical data to support their efficacy and cost-effectiveness. With the excellent results emanating from these clinical studies, we are confident that we will have successful break-throughs in these reimbursement processes. The reimbursement successes we anticipate in the Medicare and commercial insurance coverage sectors, combined with our government focused efforts in the VA hospitals, will set in motion our growth expectations for the years to come,” added Taylor.

Revenue Breakdown

The Company also reported the revenue breakdown between its primary regenerative medicine specialties. MiMedx will now report its regenerative medicine specialties in three categories… “Wound Care”, “Surgical & Sports Medicine”, and “Other.” Revenue for the Company’s EpiFix® grafts comprises the Wound Care category. Its Surgical & Sports Medicine specialty is comprised of the Company’s injectable, orthopedic and surgical applications for its AmnioFix® grafts. The “Other” category of the MiMedx regenerative medicine specialties includes the Company’s tissue revenue from its dental and ophthalmic applications and products, as well as revenue from its HydroFix® technology. The third quarter of 2012 marked the first quarter in which Wound Care revenue exceeded Surgical & Sports Medicine revenue. In the quarter, 61% of MiMedx sales volume was for Wound Care, 34% for Surgical and Sports Medicine and 5% for “Other.” On a year- to- date basis, Wound Care represents 38%, Surgical & Sports Medicine represents 51%, and “Other” represents 11% of total MiMedx revenue.

Balance Sheet and Cash Flow

Cash and cash equivalents as of September 30, 2012, were $7.6 million, as compared to $2.7 million as of June 30, 2012, and $4.1 million, as of December 31, 2011. During the quarter, the Company raised over $6.2 million from the exercise of warrants and options. Cash flow from operating activities of negative $862,000 for the quarter was due primarily to increases in working capital in line with the Company’s sales growth. During the quarter, the Company invested $163,000 in capital equipment to continue its ramp up of tissue processing activities to meet the market demand for its grafts.

Total Current Liabilities increased to $10.5 million as of September 30, 2012. During the quarter, the Company paid off the convertible debt related to the Surgical Biologics acquisition and recorded an additional provision of $1.3 million based upon the forecasted increase in sales volume. The earnout related to the acquisition will be paid in MiMedx common stock in April 2013.

Early in the quarter, a total of 3.3 million Contingent Warrants at an exercise price of $0.01 were voided per the terms of the 2012 Contingent Warrant agreement related to the trading price of the Company’s Common Stock.

GAAP Earnings

For the quarter ended September 30, 2012, the Company recorded a Net Loss from Operations of $3.6 million and a $4.4 million loss for the nine months ended September 30, 2012. This represents a $2.0 million increase over the third quarter of 2011 Net Loss from Operations and a $2.9 million improvement over the nine months ended September 30, 2011. Included in the third quarter net loss were the earnout liability charge mentioned previously and a $1.8 million impairment charge. Research and development expenses increased due to the decision to accelerate investment in clinical trials for reimbursement purposes. Selling, general and administrative expenses increased due to the decision to build out the Company’s direct sales force for government accounts, as well as to add key management and infrastructure related resources to support the Company’s growth.

The Net Loss for the quarter was $4.2 million, or $0.05 per diluted common share, as compared to the Net Loss of $1.8 million, or $0.02 per diluted common share, recorded for the quarter ended September 30, 2011. In addition to the previously mentioned charges and investments, there were also increases of $358,000 in debt discount expense and $113,000 in interest expense related to the Company’s convertible debt offerings. The Net Loss for the nine months ended September 30, 2012, of $6.1 million or $0.07 per diluted common share, represents a $1.6 million improvement as compared to the Net Loss of $7.6 million, or $0.11 per diluted common share, recorded for the nine months ended September 30, 2011. Included in reported Net Loss for the first nine months of the year is non-cash related financing expense associated with the debt discount of $1.2 million. This expense will continue to be amortized over the life of the convertible notes.

*Use of Non-GAAP Financial Measures

Management has disclosed adjusted financial measurements in this press announcement that present financial information that is not in accordance with generally accepted accounting principles (GAAP). These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company’s on-going financial performance from quarter-to-quarter and year-to-year on a regular basis, and for benchmarking against other medical technology companies. Adjusted EBITDA*is earnings before interest, taxes, depreciation, amortization, share-based compensation, non-cash impairment and earnout liability charges. For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, see the accompanying table to this release. Adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Full Year 2012 Estimate

The Company expects its full year 2012 revenue to exceed the upper end of its previous estimate of $20 to $25 million.

Earnings Call

MiMedx management will host a live broadcast of its third quarter of 2012 results conference call on Tuesday, October 30, 2012, beginning at 10:30 a.m. eastern time. A listen-only simulcast of the MiMedx Group conference call will be available online at the Company’s website at www.mimedx.com or at www.earnings.com. A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast. The replay can also be found on the Company’s website at www.mimedx.com or at www.earnings.com.

About the Company

MiMedx® is an integrated developer, manufacturer and marketer of patent protected regenerative biomaterial products and bioimplants processed from human amniotic membrane. “Innovations in Regenerative Biomaterials” is the framework behind our mission to give physicians products and tissues to help the body heal itself. Our biomaterial platform technologies include the device technologies HydroFix® and CollaFix™, and our tissue technologies, AmnioFix® and EpiFix®. Our tissue technologies are processed from human amniotic membrane that is derived from the donated placentas. Through our donor program, mothers delivering full-term caesarian births can elect in advance of delivery to donate the placenta in lieu of having it discarded as medical waste. We process the human amniotic membrane utilizing our proprietary Purion® Process, to produce a safe, effective and minimally manipulated implant for homologous use. MiMedx® is the leading supplier of amniotic tissue, having supplied over 100,000 implants to date to distributors and OEMs for application in the Wound care, Surgical, Sports Medicine, Ophthalmic and Dental sectors of healthcare.

Safe Harbor Statement

This press release includes statements that look forward in time or that express management’s beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the anticipated accelerated growth of sales of the Company’s EpiFix® tissue grafts, the expected revenue and profit growth in subsequent periods, the Company’s anticipated revenues for the fourth quarter and full year 2012, and the anticipated expansion of reimbursement in the Medicare and commercial health plan sectors. These statements are based on current information and belief, and are not guarantees of future performance. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that the growth in sales of the Company’s EpiFix® tissue grafts may not materialize as anticipated, that the Company may not achieve the expected revenue and profit growth in future periods, that the fourth quarter and full year 2012 revenues are lower than anticipated, that the expansion of reimbursement for the Company’s products in the Medicare and commercial health plan sectors does not materialize or expands at a rate that is lower than anticipated, and the risk factors detailed from time to time in the Company’s periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2011. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company’s disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

MIMEDX GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2012 (unaudited)	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$7,621,226	$4,112,326
Accounts receivable, net	6,170,124	1,891,919
Inventory, net	1,802,335	712,602
Prepaid expenses and other current assets	546,715	164,664

Total current assets	16,140,400	6,881,511
Property and equipment, net of accumulated depreciation of $2,168,898 and $1,814,473, respectively	999,866	869,411
Goodwill	4,040,443	4,040,443
Intangible assets, net of accumulated amortization and impairments of $6,384,656 and $3,468,515, respectively	12,174,344	15,090,485
Deposits and other long term assets	180,428	214,342

Total assets	$33,535,481	$27,096,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,750,350	$2,300,638
Other current liabilities	78,634	6,620
Convertible line of credit with related party, net of unamortized discount of $217,678 and $46,746, respectively, plus accrued interest of $91,521 and $42,726, respectively	1,173,846	1,295,980
Convertible debt related to acquisition, net of unamortized discount of $170,509, plus accrued interest of $49,315	—	1,128,806
Current portion of earn-out liability payable In MiMedx common stock	5,545,280	3,185,223

Total current liabilities	10,548,110	7,917,267
Earn-out liability payable in MiMedx common stock, net of current portion	—	4,225,280
Convertible Senior Secured Promissory Notes, net of unamortized discount of $1,569,592 and $2,263,145, respectively, plus accrued interest of $63,133 and $7,732, respectively	3,493,540	2,744,587
Other liabilities	311,085	312,493

Total liabilities	14,352,735	15,199,627

Commitments and contingencies (Note 12)	—	—
Stockholders’ equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized and 0 shares issued and outstanding	—	—
Common stock; $.001 par value; 110,000,000 shares authorized; 86,792,175 issued and 86,742,175 outstanding for 2012 and 74,306,895 issued and 74,256,895 outstanding for 2011	86,792	74,307
Additional paid-in capital	87,199,392	73,868,604
Treasury stock (50,000 shares at cost)	(25,000)	(25,000)
Accumulated deficit	(68,078,438)	(62,021,346)

Total stockholders’ equity	19,182,746	11,896,565

Total liabilities and stockholders’ equity	$33,535,481	$27,096,192

See notes to condensed consolidated financial statements.

MIMEDX GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
REVENUES:
Net sales	$7,954,046	$2,152,094	$16,544,110	$5,124,980
OPERATING COSTS AND EXPENSES:
Cost of products sold	1,425,336	886,510	3,499,117	2,441,568
Research and development expenses	838,690	561,545	1,748,847	2,315,721
Selling, general and administrative expenses	6,206,251	2,356,396	12,561,257	7,692,831
Impairment of intangible assets	1,798,495	—	1,798,495	—
Fair value adjustment of earn-out liability	1,320,000	—	1,320,000	—

LOSS FROM OPERATIONS	(3,634,726)	(1,652,357)	(4,383,606)	(7,325,140)
OTHER INCOME (EXPENSE), net
Financing expense associated with the debt discount recognized in connection with the senior secured promissory notes	(439,064)	(80,689)	(1,222,290)	(214,206)
Interest expense, net	(145,582)	(32,677)	(451,196)	(77,445)

LOSS BEFORE INCOME TAXES	(4,219,372)	(1,765,723)	(6,057,092)	(7,616,791)
Income taxes	—	—	—	—

NET LOSS	$(4,219,372)	$(1,765,723)	$(6,057,092)	$(7,616,791)

Net loss per common share
Basic and diluted	$(0.05)	$(0.02)	$(0.07)	$(0.11)

Shares used in computing net loss per common share
Basic and diluted	84,493,164	73,767,674	84,091,014	72,082,605

See notes to condensed consolidated financial statements.

MIMEDX GROUP, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES AND RECONCILIATION

As used herein, “GAAP”, refers to generally accepted accounting principles in the United States. We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered “Non-GAAP financial measures” under Regulation G. We have provided below for your reference, supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Reconciliation of Net Loss to “Adjusted EBITDA” defined as Earnings before Interest, Taxes, Depreciation, Amortization and Share Based Compensation:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net Loss (Per GAAP)	$(4,219,370)	$(1,765,723)	$(6,057,092)	$(7,616,791)
Add back:
Income Taxes	—	—	—	—
Financing expense associated with beneficial conversion of note payable issued in conjunction with acquisition	3,821	69,605	170,509	192,204
Financing expense associated with beneficial conversion of Line of Credit with Related Party	181,224	11,084	343,527	22,002
Financing expense associated with beneficial conversion of Senior Secured Promissory Note	248,854	—	693,552	—
Other interest expense, net	150,746	32,677	465,897	77,445
Depreciation Expense	122,934	98,989	354,425	330,851
Amortization Expense	449,691	333,977	1,117,646	1,001,931
Employee Share Based Compensation	554,136	222,792	1,432,627	1,028,801
Other Share Based Compensation	115,333	62,946	323,042	288,614
Impairment of Intangible Assets	1,798,495	—	1,798,495	—
Fair Value Adjustment of Earn-out Liability	1,320,000	—	1,320,000	—

Earnings/(Loss) Before Interest, Taxes, Depreciation, Amortization, Share-Based Compensation, Impairments and FV Adjustments	$725,864	$(933,653)	$1,962,628	$(4,674,943)